Exhibit 99.1

FOR IMMEDIATE RELEASE

Commonwealth Energy Corporation Announces Third Quarter Fiscal 2003 Results

Tustin, California, June 13, 2003... Commonwealth Energy Corporation, a leading U.S. electric service provider, announced third quarter ended April 30, 2003 results.

Commonwealth Energy’s revenues for the third quarter of fiscal 2003 were $37.8 million, up 35% as compared to revenues of $28.1 million for the same quarter last year. The Company’s fiscal 2003 third quarter net income was $1.1 million, or $.04 per diluted share, compared with $1.4 million, or $.05 per diluted share for the third quarter of fiscal 2002, a 21% decrease. The decrease in net income was attributable primarily to the Historical Procurement Charges in the Southern California Edison territory and increased California energy costs. The Company’s sales growth during the third quarter of fiscal 2003 was driven by a significant increase in retail sales of $11.0 million, or 45% over the prior year. Our new Michigan market contributed $7.2 million in retail sales versus zero for the prior year, while California and Pennsylvania had increases of $.2 million and $3.6 million, respectively. Partially offsetting the retail growth were reduced wholesale energy sales of $1.3 million, or 37% over the prior year. California wholesale sales dropped by $.8 million, while Pennsylvania declined by $.5 million.

Commonwealth Energy’s revenues for the first nine months of fiscal 2003 were $103.3 million, up 25% as compared to revenues of $82.4 million for the same period of the prior year. Retail sales were $98.4 million, or an increase of 57%. California’s increase in retail sales during the first nine months of fiscal 2003 was 30%, while Pennsylvania’s retail sales were up 75%. Michigan’s first year sales were $8.8 million for the first nine months. Partially offsetting the increase in retail sales are a wholesale energy sales decline of 72% from fiscal 2002 sales of $17.2 million, coupled with a $2.4 million reduction in California green power credits, which expired during the second half of fiscal 2002. The Company’s net income for the first nine months of fiscal 2003 was $1.2 million, or $0.04 per diluted share, compared with $1.8 million, or $.06 per diluted share for the same period in fiscal 2002, a 36% decrease. The decrease in net income was attributable primarily to the expiration of the California green power credits, Historical Procurement Charges in the Southern California Edison territory, the higher cost of energy in California, higher legal fees and the $2.2 million charge for a litigation award relating to a jury verdict returned against the Company.

The Company’s cash position at the end of the third quarter of fiscal 2003 was $46.2 million, a decrease of $2.8 million during the quarter. The reduction in cash during the quarter was primarily attributable to posting a $4.1 million appeals bond related to a litigation award recorded in the first quarter of this fiscal year.

Ian Carter, Commonwealth Energy’s Chairman and Chief Executive Officer stated, “The third quarter’s financial performance reflects solid sales growth of 35% over the third quarter of 2002. We believe fourth quarter fiscal 2003 sales will continue to show sales growth over 2002. The Company’s fourth quarter 2003 profit, we believe, however, will be adversely impacted by the Historical Procurement Charge in the Southern California Edison territory, higher energy costs in California and continued legal costs for the Company defending itself due to the numerous litigations brought against it. We believe that beginning in the fourth quarter of this fiscal year, the Company will benefit from the addition of approximately 40,000 new small commercial customers acquired through the Market Share Threshold Program (MST) in Pennsylvania implemented by PECO.”

From time to time, legislation seeking to change or eliminate direct access is introduced in states that have deregulated their retail electricity markets. For example, there are currently at least three bills pending in the California legislature that could have an impact on direct access in California. One of these bills, Senate Bill 888, which was introduced by Senator Joseph Dunn, could result in the elimination of direct access, while two of the bills, Assembly Bills 428 and 816, seek to continue direct access in some form. These bills are in various stages of the legislative process, and it is unclear whether any of these bills will become law or what the final provisions of such bills will be.

About Commonwealth Energy Corporation
Headquartered in Tustin, California, and operating under the brand name “electricAmerica,” Commonwealth Energy Corporation is one of the largest energy service providers in California, and also provides retail electric service to the Philadelphia, Pennsylvania and Detroit, Michigan market areas. Commonwealth is licensed by the Federal Energy Regulatory Commission as a power marketer and is a recognized leader in the deregulated energy marketplace, offering retail electricity and energy efficiency products and services. Commonwealth currently serves commercial, industrial and residential electricity customers in multiple U.S. markets.

For more information about Commonwealth, please contact: Roy Reeves, Vice President of Marketing, Commonwealth Energy Corporation, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780; Telephone: 1-800-ELECTRIC; e-mail: rreeves@electric.com.

Forward Looking Statements
This press release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. For this purpose, any statement contained herein, including those of our Chairman and CEO, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are intended to identify forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include: legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; volatility in commodity prices and interest rates; the extent and timing of the entry of additional competition in the markets of Commonwealth Energy’s subsidiaries; the Company’s dependence upon a limited number of third parties to generate and supply to the Company electricity, timely perform their contracts with the Company; the Company’s dependence upon a limited number of utilities to transmit and distribute the electricity the Company sells to its customers and to timely perform their contracts with the Company; the Company’s ability to obtain credit necessary to support future growth and profitability; the Company’s continued ability to obtain and maintain licenses from the states in which the Company operates; the Company’s credit risks and other factors detailed in the Company’s periodic reports and registration statements filed with the SEC. Commonwealth Energy specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Summary Financial Results:	Third Quarter Ended April 30,
(In thousands except per share data)	2003	2002	% Change

	(Unaudited)	(Unaudited)
Revenue	$37,841	$28,065	35%
Cost of sales	29,325	19,933	47%
Operating expenses	6,493	5,992	8%
Earnings before interest, taxes and loss in equity investments	2,023	2,140	(5%)
Interest income, net	161	150	7%
Loss in equity investments	(268)	—	—
Income before income taxes	1,916	2,290	(16%)
Provision for income taxes	(820)	(908)	(10%)
Net income	1,096	1,382	(21%)
Earnings per share — basic	$0.04	$0.05	(20%)
Earnings per share — fully diluted	$0.04	$0.05	(20%)

Summary Financial Results:	Nine Months Ended April 30,
(In thousands except per share data)	2003	2002	% Change

	(Unaudited)	(Unaudited)
Revenue	$103,282	$82,442	25%
Cost of sales	78,746	63,002	25%
Operating expenses	20,277	17,190	18%
Earnings before interest, taxes, litigation award and loss in equity investments	4,259	2,250	89%
Interest income, net	611	769	(21%)
Litigation award and loss in equity investments	(2,850)	—	—
Income before income taxes	2,020	3,019	(33%)
Provision for income taxes	(864)	(1,200)	(28%)
Net income	1,156	1,819	(36%)
Earnings per share — basic	$0.04	$0.07	(43%)
Earnings per share — fully diluted	$0.04	$0.06	(33%)

Condensed Consolidated Balance Sheet

	(Unaudited)
(Dollars in thousands)	Apr 30, 2003	July 31, 2002

Assets
Cash & cash equivalents	$46,157	$43,042
Accounts receivable	20,463	21,340
Prepaid and other current assets	9,621	5,887
Property, plant and equipment, net	3,128	3,912
Other assets	28,786	27,048

Total Assets	$108,155	$101,229

Liabilities and Shareholders’ Equity
Accounts payable	$13,547	$8,968
Accrued liabilities	5,311	4,308
Shareholders’ equity	89,297	87,953

Total Liabilities and Shareholders’ Equity	$108,155	$101,229